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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 11-K



               [X] Annual Report Pursuant to Section 15(d) of the
                         Securities Exchange Act of 1934


             [ ] Transition Report Pursuant to Section 15(d) of the
                        Securities Exchange Act of 1934

                     For the fiscal year ended June 30, 2000


                           Commission file number 1-12


               Full title of the Plan and the address of the Plan,
                if different from that of the issuer named below:



                  The Quaker 401(k) Plan for Salaried Employees




Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:


                         The Quaker Oats Company
                         P.O. Box 049001
                         Chicago, Illinois 60604-9001



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Item 1.    See Item 4.

Item 2.    See Item 4.

Item 3.    See Item 4.

Item 4.    Financial Statements and Exhibits

         (a)      Financial Statements

                  The Quaker 401(k) Plan for Salaried Employees is subject to the Employee Retirement Income Security Act of 1974 (ERISA), and the report of Washington, Pittman & McKeever, LLC, independent public accountants, as prepared in accordance with the financial reporting requirements of ERISA is attached hereto and incorporated into this report.

         (b)      Exhibit

                  Consent of Independent Public Accountants - Washington, Pittman & McKeever, LLC.


                                   SIGNATURES


The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the administrators of the Plan have duly caused this annual report to be signed on their behalf by the undersigned hereunto duly authorized.


                                 The Quaker 401(k) Plan for Salaried Employees (Name of Plan)



                                 /s/ PAMELA S. HEWITT
                                 --------------------
                                 (Pamela S. Hewitt)
                                 Senior Vice President - Human Resources


                                 /s/ KATHRYN MCGRATH
                                 -------------------
                                 (Kathryn McGrath)
                                 Director - Compensation & Benefits




Date: December 19, 2000
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                               Exhibit Index
                               -------------

 Exhibit                                                     Paper (P) or
 Number                    Description                       Electronic (E)
 ------                    -----------                       --------------

  (a)                      The Quaker 401(k) Plan                   E
                           for Salaried Employees
                           Financial Statements as
                           of June 30, 2000 and 1999


  (b)                      Consent of Independent                   E
                           Public Accountants